Exhibit 6.1

MEDXS RECOVERY

ACCOUNTS RECEIVABLE RECOVERY AGREEMENT

THIS ACCOUNTS RECEIVABLE RECOVERY AGREEMENT (this "Agreement") is entered into as of the _____ day of_____________________, 20____ by and between MedXS Recovery, a division of GlobalTech Holdings, Inc., a Wyoming domiciled company (the "Company") and ____________________________________________ , a _______________________ corporation (hereinafter "Client") (Company and Client also referred to, collectively, as the "parties" and, individually, as a "Party")

RECITALS

WHEREAS, Company is in the business of providing a variety of services to and on behalf of physicians, medical practices, hospitals and other health care providers, including collections of aging accounts receivables for claims payable by insurance companies and other third party payors; and

WHEREAS, Client is either a duly licensed physician or a duly authorized business or other professional that provides or arranges for the provision of medical services to members of the general public; and

WHEREAS, Client desires to contract with Company to render accounts receivable recovery services for aged accounts receivable as those particular services to and on behalf of Client are more fully described in this Agreement (the “Services”), and Company desires to render said Services, upon the terms and conditions hereinafter set forth.

1.      Recitals. The above recitals are true and correct and incorporated herein.

2.      Commencement and Term.

a. Commencement. Commencing on ________________   _____, 20____ (Date), Client hereby retains Company, and Company hereby agrees to be retained, for the purpose of proving the Services for and on behalf of the Client. Company shall be the Client's exclusive provider of the Services during the Term.

b. Term. The term of this Agreement shall begin on the Commencement Date and continue for a period of one (1) year after the Commencement Date ("Initial Term"). Except as otherwise provided herein, this Agreement shall be renewed automatically for an additional term of one (1) year (each a "Renewal Term" and together with the Initial Term, "Term") unless either party provides at least ninety (90) days advance written notice to the other party prior to the end of the Initial Term, or any Renewal Term, if applicable, or its intent not to renew this Agreement.

3.     Responsibilities of the Company.

(a)  Services.

Company shall seek to collect Client’s accounts receivable that has aged at least ninety (90), but does not exceed two (2) years (“Aged________ A/R”). Aged A/R shall include claims with Medicare, Tricare, insurance companies or other third party payors th at have stopped being pursued by routine billing and collections processes and systems of Client and are present on Client’s aging accounts receivable for unpaid invoices that are at least ninety (90) days aged but not more than two (2) years aged. To collect the Aged A/R, Company will bill for all services rendered by and in the name of Client under Client’s federal tax identification number, and either Company or Client shall deposit any amounts collected due to Company’s efforts on behalf of Client in a bank account in a federally insured bank or branch thereof designated by, in the name of, and under the control of Client. Company shall not bill patients directly or seek payment from patients without the consent of Client. The Services with respect to the Aged A/R may include claims transmission, payment posting, follow-up on unpaid claims, denial management resolution and monthly financial reporting.

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(b) Policies and Procedures. Company will seek to collect payment for patient services in accordance with its policies and procedures.

(c)  Compliance. Notwithstanding the above, nothing herein shall require Company to collect aging accounts receivable under any managed care contract, insurance contract, Medicare or Medicaid program or to any other third party payor that Company reasonably believes is in violation of any of the rules and regulations of any of such contracts or programs.

4.     Responsibilities of Client.

(a) Initial Claim Submission. Client shall perform all of its own coding (regardless of the location or the type of services provided). Company will rely exclusively on the billing, coding, and other information provided to Company by Client and its health care providers, using such systems, hardware, software as are provided by the Company and in accordance with such policies and procedures reasonably required by Company. Company will not have any liability to Client or any other person for any error in collections that is caused by or is the result of the billing, coding, or other information provided by Client or Client’s health care providers.

(b)  Policies and Procedures. Client will adopt the Company’s billing and collection policies and procedures on or before the Commencement Date to the extent deemed necessary by Company.

(c)  Training. Client agrees to train its employees, independent contractors and agents in the applicable rules and regulations governing coverage and billing for any third party payor with which it contracts or to which it provides patient services. Upon reasonable request, Company will cooperate with Client in training Client employees, independent contractors and agents with respect to all aspects related to the Services.

(d)  Deposits. Client will, and will require applicable health care practitioners and staff, to deposit any and all amounts collected, either through the efforts of Company or otherwise, into the Client’s account.

(e) Excluded Persons. Client shall validate at the time of hire and at least annually thereafter that no person who renders patients services for Client that are billed by Company was or is excluded from participation in the Medicare or Medicaid programs and that each such individual whose services billed by Company for Client is duly licensed or otherwise legally authorized and in good standing to render those services billed or to be billed by the Company.

(f) Access. Client will make available to Company access to such medical records, charts, histories and any other pertinent information in Client’s possession as Company may require to perform Services, so long as Company acknowledges the confidential nature of the records and agrees to protect the confidentiality of the records as required by law. Client provide any and all necessary log-in user identifications and passwords necessary to provide Company adequate access.

(g) Evidence of Collections. Within five (5) business days after Client’s receipt, or upon Company’s written request, Client will provide Company evidence (e.g., copies of deposit slips or deposited checks) of Aged A/R Collections received by Client.

(h) Notice. Client will timely notify Company’s chief executive officer of any event, including, but not limited to, any error, omission, action, failure to act, or other incident, related to and/or involving Client or any of its employees or agents that may materially adversely affect Company.

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(i)  Consent. Client will be responsible for obtaining from each of its patients for whose items and services Company provides Services, if applicable, a consent authorizing Client to disclose and Company to receive such information as may be reasonably necessary for Company to render Services with respect to that patient.

(j)  Hardware and Software. If Client is utilizing cloud-based technology, Client will be responsible for providing with Company with connectivity and access to such information and shall be responsible for all associated fees. To the extent Client is not utilizing cloud based technology, Client will be responsible for providing all hardware and software and connectivity, including, without limitation, all required updates to software and necessary licenses, connectivity charges and all ongoing maintenance, repair and replacement to both hardware and software deemed necessary and appropriate by Company to enable the Company to provide the Services. Client shall provide Company all login information and passwords necessary to provide the services. In addition, Client will provide IT support to Company as reasonably required by Company. Client expressly acknowledges that Company is not responsible for its inability to provide Services due any hardware or software downtime or due to lack of connectivity or for the resolution of any disputes between Client and its hardware and/or software providers (including cloud-based providers) even if Company introduced Client to such provider. Client’s relationship with any such hardware or software provider or cloud-based provider shall be governed solely pursuant to any agreement or other arrangement between Client and such provider.

5.      Termination.

(a) Termination by Either Party. Either Client or Company may terminate this Agreement upon default by the other party in the performance of any material term or provision, and such default continues for a period of thirty (30) days after the defaulting party receives written notice from the other party specifying the default and the default is not cured to the reasonable satisfaction of the non-defaulting party within such thirty (30) day period; provided, however, the defaulting party shall have up to an additional thirty (30) days to cure such default if the defaulting party has commenced the cure of the default and such default is not capable of being cured within the initial thirty (30) day period.

(b) Immediate Termination by Company. Subject to Section 5(b)(iv) below, Company, in its sole discretion, may immediately terminate the Agreement for “Cause.” For purposes of this Section, “Cause”, with respect to termination by Company, means:

(i) conviction, entry of a plea of no contest or its equivalent, or the withholding of adjudication to any allegation of a criminal violation of law that constitutes a felony under federal or state law, or any crime that involves fraud, dishonesty, patient abuse and/or moral turpitude of Client or any of Client’s health care provider(s) (by reason of employment or otherwise);

(ii) Client’s, or any of Client’s health care providers’ (by reason of employment or otherwise) exclusion, suspension or termination from participation in any federal health care program including, but not limited to, Medicare or Medicaid, for any period of time; or

(iii) the filing of a voluntary or involuntary petition by or on behalf of Client in bankruptcy, for protection from its creditors, or reorganization with a court of competent jurisdiction.

(iv) With respect to subsections (i) and (ii), as they relate to a physician or other health care provider, in the event Client terminates the employment of, or other retention relationship with such physician or health care provider, as well as any ownership interest related to said relationship, if any, within fifteen (15) days following the date on which such event occurred, Client will be deemed to have cured such Cause.

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(c) No Further Obligation. Except as specifically provided herein, upon the termination or expiration of this Agreement, neither party will owe any duty or have any obligation to the other party; provided, however, Client shall pay Company the Compensation set forth on Exhibit A for a period of one hundred twenty (120) days following any such termination (“Post Termination Period”) for those Aged A/R undertaken by Company prior to the termination or expiration of this Agreement collected by Client or Company during the Post Termination Period (“Post Termination Compensation”). During the Post Termination Period, Company shall work to collect Client’s Aged A/R for those accounts for which Company rendered Services during the Term of this Agreement. During the Post Termination Period, Company shall have the right to review the books and records of Client to determine the sums due to Company from payments on Aged A/R collected by Client, and Client shall have the obligation to report its Aged A/R Collections to Company, in accordance with Section 4 hereof. Notwithstanding the foregoing, upon Client’s failure to pay any Compensation when due, Company shall have no further obligation to actively work on the collection of Client’s accounts receivable as set forth above, but shall retain the other rights set forth in this Agreement, including, without limitation, the right to receive all Compensation (Post Termination Compensation or otherwise) due Company. To secure Client’s payment of the Post Termination Compensation, Client agrees to pay Company on or before the last day that Services will be provided pursuant to this Agreement, a cash deposit equal to the following calculation: first, the average monthly Compensation paid to Company during the preceding twelve (12) months shall be calculated, or if Services have not been provided for a continuous twelve (12) month period during the Term of the Agreement however long, and second, that monthly average shall be multiplied by three (3) (“Deposit”). During the Post Termination Period, Company shall first pay itself the Post Termination Compensation due out of the Deposit and Client shall pay Company any Post Termination Compensation remaining in the event the Deposit is fully depleted. Any Deposit remaining at the end of the Post Termination Period shall be refunded by Company to Client within ten (10) days of the end of the Post Termination Period. During the Post Termination Period, if the Services include billing services, Client shall provide Company with access to the Client’s billing system.

6.      Compensation. In consideration of the Services provided under this Agreement, Client agrees to pay to Company compensation as set forth on Exhibit A (the “Compensation”). The Compensation shall be paid by Client from on or before the tenth (10th) day following receipt of the monthly invoice for the month in which Company provided the Services. Company shall submit its monthly invoice for its Compensation for any month no later than the fifteenth (15th) day of the immediately following month, such invoice to provide reasonable detail for the determination of the Compensation for such month. Alternatively, Client may authorize Company to electronically collect all amounts owed under this Agreement via a monthly automated clearing house ("ACH") transfer from Client’s account or similar automatic payment process. Client shall provide Company with written notice of any change in the Client account information, within three (3) business days of the date of the change. Client's financial institution is solely responsible for properly applying all credits and debits to the Client account. Compensation not received within such ten (10) day period shall be deemed delinquent and shall accrue interest at the greater of 1.5% per month or the highest rate permitted under Georgia law.

7.      Books and Records.

(a) Medical Records. Upon the expiration of the Post Termination Period, Company will not be entitled to retain a partial or complete original or copy, in any form or format, of a medical record, case history and/or chart of any patient treated by Client which Company had access to in connection with the provision of Services hereunder. Notwithstanding the foregoing, after termination of the Agreement, upon reasonable request, Client shall provide Company access to true and complete copies of Client records including, but not limited to, medical records, charts, histories, patient financial records, and any other information in Client’s possession for the purpose of enabling Company to respond to (i) any third party complaint, law suit or allegation concerning its and/or a staff member’s alleged misconduct; or (ii) any inquiry, investigation, or complaint by any governmental agency, private insurer, managed care organization or other third party payor.

(b) Survival. This Section 7 will survive the expiration or termination of this Agreement.

8.      Compliance with Laws. Each party agrees to fulfill their obligations under this Agreement in compliance with all applicable state, federal and local law now or hereafter in existence. The parties agree that in the event that legislation is enacted or a regulation is promulgated or a judicial or administrative decision is rendered that affects, or may affect, the legality of this Agreement or adversely affect the ability of either party to perform its obligations or receive the benefits intended hereunder, then, within twenty (20) days following notice by either party of such event, each party will negotiate in good faith a substitute agreement to this Agreement which will carry out the original intention of the parties to the extent possible in light of such legislation, regulation or decision.

9.      HIPAA. Company and Client agree to comply with the terms and conditions of the Business Associate Agreement incorporated herein and attached hereto as Exhibit C.

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10.      Confidential Information and Company Staff.

(a) Business Interest. Client agrees that Company has a legitimate business interest in protecting its Confidential Information and Trade Secrets and in protecting its investment in its staff and agrees that this Section contains reasonable agreements and covenants with respect to same. Client acknowledges that Company would not enter into this Agreement but for Client’s agreement to the terms of this Section.

(b)  Confidentiality Agreement. Client acknowledges that Client shall have access to or may become acquainted with “Confidential Information” (as hereinafter defined) and “Trade Secrets” (as hereinafter defined) of Company. In recognition of Company’s significant investment of time, effort and money in developing and preserving its Confidential Information and Trade Secrets, Client agrees to hold in confidence during the Term hereof and for a period of ten (10) years after the termination or expiration of this Agreement for any reason whatsoever (the “Nondisclosure Period”) as the sole property of Company, all Confidential Information and Trade Secrets. During the Nondisclosure Period, Client covenants and agrees that it will treat as confidential and will not use or disclose any Confidential Information or Trade Secrets to any person, firm, corporation or other entity, without the prior written consent of Company (except as required by law), which may be withheld in Company’s sole and absolute discretion. Client also agrees that it will diligently protect all Confidential Information and Trade Secrets against inadvertent or unauthorized disclosure and will comply with any rules or regulations established by Company for the purpose of protecting such information.

During the Nondisclosure Period, Client agrees to hold this Agreement, the terms hereof and any drafts hereof in the strictest confidence and not to disclose or publish this Agreement, the terms hereof, any drafts hereof, or details concerning negotiations hereof to any person or entity except: (i) to Client’s professional advisors, if any, and (ii) upon duly issued subpoena or court order; and in such event, Client shall notify Company so that Company may seek a protective order limiting the use and disclosure of this Agreement, the terms hereof and any drafts hereof as strictly as possible.

(c) Confidential Information-Defined. For purposes of this Agreement “Confidential Information” shall include, without limitation, all records, files, reports, protocols, policies, procedures, manuals, databases, processes, computer systems, custom computer software and related materials, trade name interests, copyright interests, service mark interests, logos, other intellectual property interests, pricing discounts, cost structures, volume, distribution and deployment services, insurance, buying and service contracts, physician and clinic information, supplier and distributor information, licenses, authorizations, certifications, other contracts and other information (or drafts thereof), in whatever form or format, pertaining to the business or operations of Company which has value to Company and is not generally known to its competitors.

(d) Trade Secrets - Defined. For purposes of this Agreement “Trade Secrets” shall mean information, in whatever form or format, including, but not limited to, any formula, pattern, compilation, program, device, method, technique, or process that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can or may obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable, under the circumstances, to maintain its secrecy.

(e) Company Staff. Client acknowledges that Company has invested significant time and other resources in the initial and subsequent training of its staff. Client also acknowledges that Company's staff, due to their positions of trust, have had access to Trade Secrets and Confidential Information of Company. Therefore, in order to protect Company’s legitimate business interests and assets, during the Term of this Agreement and for a period of twenty-four (24) months following its expiration or termination for any reason whatsoever (“Non-Solicitation Period”), Client shall not: (i) employ, hire, or otherwise retain, or (ii) recruit, solicit or otherwise attempt to retain, either on its own behalf or on behalf of any third party any person who was Company’s staff at any time during the Term of this Agreement.

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11.     Miscellaneous.

(a)  Dispute Resolution. Except for actions for temporary, preliminary or permanent injunctive relief or unless specifically provided in this Agreement, as a precondition to the commencement of litigation, the parties agree that any controversy or claim arising out of or relating to the interpretation, enforcement or breach of this Agreement or the relationship between the parties hereto shall be submitted to non-binding mediation and the parties agree to use a good faith effort to resolve any such dispute. Mediation shall be by a single mediator, experienced in the matters at issue, and mutually agreed upon by the parties. In the event that the parties cannot agree on a single mediator, each party shall select a mediator who shall be charged with selecting a third mediator and the third mediator so appointed will conduct the mediation conference. The mediation shall be held in Fulton County, Georgia at such place as may be specified by the mediator (or any place agreed to by the parties and the mediator). Each party shall bear their own costs and expenses incurred in connection with any such mediation.

(b) Indemnification. Client shall forever indemnify and hold Company and its members, officers, employees, independent contractors and agents harmless from and against any and all claims, damage, injury, liabilities, costs and expenses, including, without limitation, fees and disbursements of counsel incurred by Company, its members, officers, employees, independent contractors and/or agents arising out of or in any way related to: (a) any breach of this Agreement by Client and/or any of its physicians’ or other health care providers’ negligent or criminal acts; and/or (b) any liability arising under any managed care contract, insurance contract, Medicare or Medicaid program or other third party payor contract relative to billings submitted by Company based on the information provided by Client, its affiliated physicians or other health care providers to Company. Upon notice from the Company, the Client will resist and defend, at its expense, any such claim or action, provided that each party shall have the right to participate in the defense. Company shall forever indemnify and hold Client and its members, officers, employees, independent contractors and agents harmless from and against any and all claims, damage, injury, liabilities, costs and expenses, including, without limitation, fees and disbursements of counsel incurred by Client, its members, officers, employees, independent contractors and/or agents arising out of or in any way related to any breach of this Agreement by Company and/or any of its negligent or criminal acts. Upon notice from the Company, Client will resist and defend, at tis expense, any such claim or action, provided that each party shall have the right to participate in the defense.

(c) Referral Disclaimer. Compensation paid by Client hereunder has been determined by the parties through good faith and arms-length bargaining to be the fair market value for the Services. The fees have not been determined in any manner that takes into account the volume or value of any potential referrals between the parties or their affiliates. No amount paid hereunder is intended to be nor shall it be construed to be, an inducement or payment for referral of patients or other business generated between the parties or their affiliates. In addition, the amount charged hereunder does not include any discount, rebate, kickback or a reduction in charge and the amount charged is not intended to be, nor shall it be construed to be, an inducement or payment for referral of patients by either party or its affiliates.

(d) Independent Judgment. Nothing in this Agreement will interfere with or impede any of Client’s physicians’ or other health care providers’ or relieve any physician or other health care provider retained by Client of the legal and ethical obligations to (i) exercise his/her independent medical judgment, (ii) serve as an advocate for each patient of Client and (iii) take such actions as are in the best interests of each patient.

(e) Entire Agreement. This Agreement and the exhibits attached hereto contain the entire agreement between the parties and supersedes all prior negotiations or agreements, whether written or oral, between them with respect to the matters set forth herein. If there is any inconsistency between this Agreement and an Exhibit, the terms of the Exhibit shall be applicable.

(f) Severability. If a court having jurisdiction over this Agreement shall determine that any provision in this Agreement is overbroad or is unenforceable for any reason, it is the intention of parties that this Agreement shall be amended to the extent required by such court to render it valid and enforceable to the greatest extent permissible by such court and the applicable law and public policy.

(g)  Binding Effect. This Agreement is binding upon and will inure to the benefit of the parties, their heirs, personal representatives, successors and assigns.

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(h) Additional Documents. Both parties hereto agree to execute in an expeditious manner all instruments in writing and to do all other things necessary to effectuate the purpose of this Agreement.

(i) Governing Law and Venue. This Agreement will be construed and enforced in accordance with the laws of the State of Georgia, and the venue for any litigation arising hereunder shall be exclusively in Fulton County, Georgia and the federal court whose jurisdiction includes Fulton County, Georgia. With respect to any violations of Section 10, the parties agree that damages at law may be an inadequate remedy. Therefore, in addition to any other remedies available to a party at law, each party shall be entitled to preliminary and permanent injunctive relief to prevent a breach by of Section 10, without prejudice to any other right or remedy, legal or equitable, to which such party may be entitled and the defaulting party agrees that no bond or other security shall be required to obtain such injunctive relief. In addition, during the pendency of any legal or equitable action, such time shall not be included in calculating any restrictive period.

(j) Assignability. Company may freely assign this Agreement and any of its rights or delegate any of its duties hereunder without the prior written consent of Client; provided, however, Client may not assign this Agreement without Company’s prior written consent. Company may delegate the performance of the Services and obligations hereunder to third party vendors in its sole discretion.

(k) Section Headings. The section headings contained in this Agreement are for convenience of reference only and will not be used for substantive purposes.

(l) Attorneys’ Fees. Except as otherwise set forth herein, in the event that either party finds it necessary to employ the services of any attorney to enforce any of its rights hereunder, the prevailing party will be entitled to receive from the non-prevailing party all of those costs it incurred including, but not limited to, the fees and costs of its attorneys, paralegals and consultants incurred as a result of such enforcement action and all appeals thereof.

(m) Severability. Should any part of this Agreement be declared invalid or unenforceable for any reason, such decision shall not affect the validity of the remainder of this Agreement, which will remain in full force and effect and enforceable in accordance with its terms.

(n)  Waiver of Breach. The waiver by either party of a breach or violation of any provision hereunder will not constitute a waiver of any prior simultaneous, or subsequent breach of the same or any other provision hereof.

(o)  Gender and Number. Whenever the context requires, the gender of all words will include the masculine, feminine, and neuter, and the number of words will include the singular and the plural.

(p) Notices. Unless otherwise provided herein, all notices, offers, acceptances and other communications required or permitted hereunder will be in writing and will be delivered (i) in person, (ii) by means of registered or certified mail, return receipt requested, postage prepaid, or (iii) by any nationally utilized overnight delivery service. All such notices will be deemed given (i) immediately, if delivered by hand, (ii) on the third day (except Saturdays, Sundays and national holidays) after delivery into the custody of the United States Postal Service if mailed as aforesaid, or (iii) on the first day (except Saturdays, Sundays and national holidays) after delivery if sent by overnight delivery service. Notices will be sent:

If to Company:	MEDXS RECOVERY SERVICES, LLC P. O. Box 6632 Thomasville, GA 31758 Attn: Ormand Hunter

If to Client:

Either party may change the address to which such notice or other communication may be sent by giving written notice to the other party hereto of such new address.

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(q) Amendment. This Agreement may be amended only in writing signed by both parties.

(r) Counterparts. This Agreement may be executed in counterparts, including via facsimile of a PDF file containing a copy of the signature of a party hereto, each of which shall be considered an original, and all of which together shall constitute one (1) instrument.

(s) Nature of Relationship. The nature of the parties’ relationship under this Agreement will be that of an independent contractor. Nothing herein will be interpreted or applied to create a partnership, joint venture, principal and agent, employment or other relationship between Company and Client.

(t) No Breach. Company and Client each warrant and represent to the other that entering into this Agreement will not cause that party to breach any contract, agreement, understanding or other commitment to which it is a party, third party beneficiary or third party obligor.

(u) Construction. Nothing in this Agreement will be construed against one party as the drafter, proponent, or maker thereof. This Agreement will be construed with an irrefutable presumption that all of its terms were negotiated between and drafted by both Client and Company.

(v) Force Majeure. Except for the payment of Compensation owed hereunder, either party’s failure to perform under the terms of this Agreement will be excused because of any delay or prevention, directly or indirectly, caused by any condition beyond its control including without limitation, the following: fires; floods; earthquakes; hurricanes; disasters; other acts of God; accidents; riots; wars; operation of law; strikes; governmental action or regulation; shortage of labor, fuel, power, materials, supplies or transportation; or supplier delay.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereunto have executed this Billing Services Agreement on the day and year first above written.

COMPANY:

MEDXS RECOVERY
a Subsidiary of GlobalTech Holdings, Inc.

By:
Ormand Hunter, President

CLIENT:
,
a_______________ corporation

By:

Name:

Title:

Signature Page to Accounts Receivable Recovery Agreement

Exhibit A

Compensation

As payment for the Services provided by Company for or on behalf of Client, Client shall pay Company Fifty percent (50%) of any and all Aged A/R Collections (as hereafter defined) received by Client. For purposes of this section, “Aged A/R Collections” means the gross amount of payments received by Client due to Company’s Services, including, without limitation, payments by insurance companies or other third party payors and self-paying patients for the collection of the Aged A/R. Compensation owed to Company shall be payable in accordance with Section 6 of the Agreement.

Exhibit B

Confidentiality and Non